Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Frank Cappello
(216) 432-6278

SIFCO Industries, Inc. announces the acquisition of the forging business and related assets of T&W Forge, Inc.

Cleveland, Ohio—December 14, 2010—SIFCO Industries, Inc. (NYSE Amex: SIF) (“SIFCO”) announces the acquisition of the forging business and related assets from T&W Forge, Inc. (“TWF”), located in Alliance, Ohio. The TWF forging business provides forged components on various brands and sizes of industrial gas turbine engines. The business is principally known for serving various industrial gas turbine engine manufacturers with high quality forged components manufactured in multiple alloys. The transaction, which includes essentially all of the operating assets and liabilities of TWF, closed on December 10, 2010. This acquisition substantially enhances SIFCO’s offering of forged components beyond the aerospace market. Under SIFCO’s ownership, management and employees of the acquired business will continue to serve its customer base.

SIFCO Chief Executive Officer, Michael S. Lipscomb said: “I am very pleased to announce the acquisition of TWF. This immediately accretive acquisition will not only enhance our near term financial performance but will also expand our business into the complementary power generation market. TWF is a leading supplier of under 500 lb. forged components to the power generation market. SIFCO’s acquisition of TWF is in the heart of our core business and continues the strategy of refocusing the company, which included the completion of the divestiture of our large engine component repair business in 2007. This acquisition, along with the recent addition of a 35,000 lb. forging hammer cell will enable SIFCO to supply both the aerospace and power generation markets with a much larger range of products types and sizes than has been the case at either company in the past. SIFCO is looking forward to the successful integration of TWF and welcomes our new employees, customers and suppliers to the SIFCO family”.

About SIFCO Industries, Inc.—SIFCO Industries, Inc. (“Company”) is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include forging, heat-treating, coating, welding, machining and selective electrochemical finishing. The products include forgings, machined forged parts and other machined metal parts, remanufactured component parts for turbine engines, and selective electrochemical finishing solutions and equipment. The Company’s operations are conducted in three business segments: (1) Aerospace Component Manufacturing Group, (2) Turbine Components Services and Repair Group, and (3) Applied Surface Concepts Group.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.